EXHIBIT 10.2

HIGHBURY FINANCIAL INC.
SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is entered into, as of December12, 2009, among Highbury Financial Inc. (“Company”), and Richard S. Foote (“Employee”).

Recitals

Company acknowledges that Employee possesses skills and knowledge instrumental to the successful conduct of the Company’s business.  Company is willing to enter into this Agreement with Employee in order to better ensure itself of access to the continued services of Employee both before and after a Change in Control.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.           Term.  The term of this Agreement shall commence on the date indicated above (the “Effective Date”) and end on December 31, 2010.

2.           Operation of Agreement.  On the Effective Date, this Agreement shall supercede any other agreement between the Company and Employee that would provide Employee the right to receive severance and other benefits in connection with the termination of Employee’s employment.

3.           Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a)           “Accrued Obligations” shall mean any vested amounts or benefits owing to Employee under the Company’s otherwise applicable employee benefit plans and programs, including any compensation previously deferred by Employee (together with any accrued earnings thereon) and not yet paid.

(b)           “Base Salary” shall mean Employee’s annualized base salary as in effect from time to time as reflected in the Company’s regular payroll records.

(c)           “Change in Control” shall mean the occurrence of any event that would constitute a change in ownership in a corporation or a change in the ownership of a substantial portion of a corporation’s assets within the meaning of Treas. Reg. §1.409A-3(i)(5), including, without limitation, the transactions contemplated by the Agreement and Plan or Merger, dated as of December 12, 2009, by and between Affiliated Managers Group, Inc., Manor LLC and Highbury Financial Inc.

(d)           ”Change in Control Date” means the date on which a Change in Control occurs.

(e)           “Date of Termination” shall mean

(1)            In the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, and

(2)           In all other cases, the actual date on which Employee’s employment terminates.

(f)           “Earned Salary” shall mean Employee’s Base Salary earned, but unpaid, through Employee’s Date of Termination.

(g)           “Notice of Termination” shall mean a written notice given, in the case of a Termination for Cause, within 45 days of the Company’s having actual knowledge of the events giving rise to such termination, and in the case of a Termination for Good Reason, within 90 days of the later to occur of (x) the Change in Control Date or (y) Employee’s having actual knowledge of the events giving rise to such termination.  Any such Notice of Termination shall

(1)           Indicate the specific termination provision in this Agreement relied upon,

(2)           Set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, and

(3)           If the Date of Termination is other than the date of receipt of such notice, specify the Date of Termination (which date shall be not more than 30 days after the giving of such notice).

The failure by Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Termination for Good Reason shall not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing Employee’s rights hereunder.

(h)           “Special Window Period” shall mean the period beginning on the later to occur of  (i) the Closing Measurement Date (as such term is defined in the Agreement and Plan or Merger, dated as of December 12, 2009, by and between Affiliated Managers Group, Inc., Manor LLC and Highbury Financial Inc. and (ii) January 1, 2010, and ending immediately prior to the occurrence of a Change in Control.

(i)           “Termination for Cause” shall mean a termination of Employee’s employment by the Company due to the occurrence of any of the following

(1)           Employee’s continued failure to substantially perform Employee’s duties and responsibilities (other than any such failure resulting from Employee’s physical or mental impairment or incapacity) after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes Employee has not substantially performed Employee’s duties and responsibilities;

(2)           Employee’s engaging in an act or acts of gross misconduct which result in, or are intended to result in, material damage to the Company’s business or reputation;

(3)           Employee’s material violation of, or failure to comply with, any material written policy of the Company which specifically provides that Employee may be dismissed (or Employee’s employment terminated) as a consequence of any such violation or failure to comply, or

(4)           Employee’s conviction of (or plea of guilty or nolo contendere to a charge of) any felony, or any crime or misdemeanor involving moral turpitude or financial misconduct.

For purposes of subparagraph (2) above, an act, or failure to act, on Employee's part shall only be considered "misconduct" if done, or omitted, by Employee not in good faith and without reasonable belief that such act, or failure to act, was in the best interest of the Company.

(j)           “Termination for Good Reason” shall mean a termination of Employee’s employment by Employee due to the occurrence of any of the following, without the express written consent of Employee, after the date of a Change in Control:

(1)           (A) The assignment to Employee of any duties inconsistent in any material adverse respect with Employee’s position, authority or responsibilities as in effect immediately prior to a Change in Control, or (B) any other material adverse change in such position, including titles, authority or responsibilities;

(2)           Any failure by the Company, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by Employee, to provide Employee with an annual Base Salary which is at least equal to the Base Salary payable to Employee immediately prior to  the Change in Control Date;

(3)           The Company’s requiring Employee to be based at any office or location more than 50 miles from that location at which Employee principally performed services for the Company immediately prior to the Change in Control Date, except for travel reasonably required in the performance of Employee’s responsibilities; or

(4)           If, not later than the Change in Control Date, any successor in interest to the Company shall have failed to agree in writing to assume and perform this Agreement as required by paragraph 8(h) hereof.

Notwithstanding any in this Agreement to the contrary, the Employee’s termination of employment due to his written resignation for any reason delivered during the Special Window Period, but effective at the effective time of a Change in Control, shall be deemed a termination for Good Reason for all purposes under this Agreement.  In the event of such a resignation, no Notice of Termination shall be required to be submitted by the Employee.

4.           Termination of Employment.

(a)           Right to Terminate.  Nothing in this Agreement shall be construed in any way to limit the right of the Company to terminate Employee’s employment, with or without cause, or for Employee to terminate Employee’s employment with the Company, with or without reason; provided, however, that the Company and Employee must nonetheless comply with any duty or obligation such party has at law or under any other agreement between the parties.

(b)           Termination due to Death.  Employee’s employment with the Company shall be terminated upon Employee’s death.

5.           Amounts Payable Upon Termination of Employment.

(a)           Cause and Voluntary Termination.   If Employee’s employment is terminated by the Company in a Termination for Cause or voluntarily by Employee (other than in a Termination for Good Reason), the Company shall pay Employee:

(1)           The Earned Salary as soon as practicable, but in no event more than 10 days, following Employee’s Date of Termination; and

(2)           The Accrued Obligations in accordance with the terms of the applicable plan, program, policy or arrangement.

(b)           Death, Termination for Good Reason or Not for Cause.  If Employee terminates Employee’s employment in a Termination for Good Reason, or the Company terminates Employee’s employment for any reason other than those described in paragraph 5(a) above, or Employee dies during the term of this Agreement, the Company shall pay or shall provide to Employee the following benefits and compensation:

(1)                 The Earned Salary, as soon as practicable (but not more than 10 days) following Employee’s Date of Termination;

(2)                 The Accrued Obligations, in accordance with applicable law and the provisions of any applicable plan, program, policy or practice; and

(3)                 A Separation Payment in the amount of $584,000, which shall be payable in all cases other than the death of Employee as soon a practicable (but no later than 10 days) following the expiration of the revocation period stated in the General Release Agreement described in paragraph 5(c) below, and in the case of death, within 30 days after Employee’s death.

(c)           Payments Contingent on Release. The Separation Payment payable under paragraph 5(b) shall be subject to, and contingent upon, Employee’s execution of a General Release Agreement in favor of the Company within 60 days of Employee’s Date of Termination in substantially the form and substance as the one attached hereto as Schedule A.

(d)           Payment Adjustment.  If it is established pursuant to a final determination of a court,  an Internal Revenue Service proceeding or otherwise by agreement of the parties hereto (a “Final Determination”) that any amount or benefit to be paid or distributed to, or on behalf of, the Employee pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to, or on behalf of, the Employee by the Company, its Affiliates and their successors, including any acquiror of the Company or its Affiliates (or any person or entity required to be aggregated with the Company or its Affiliates for purposes of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) ) under any other plan, agreement, or arrangement (collectively, the “Covered Payments”), would be an “excess parachute payment” as defined in  Code section 280G, and would thereby subject the Employee to the tax (the “Excise Tax”) imposed under Code section 4999 (or any similar tax that may hereafter be imposed),the aggregate “parachute payments” within the meaning of Section 280G of  the Code paid to the Employee or for his benefit are in an amount that would result in the Employee being subject an Excise Tax, then the amount equal to the excess parachute payments scheduled to be made to the Employee shall be forfeited by the Employee or, if already made to the Employee, shall be deemed for all purposes to be a loan to the Employee made on the date of receipt of such excess payments, which the Employee shall have an obligation to repay to the entity making such payment on demand, together with interest on such amount at the applicable Federal rate (as defined in section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Employee.

(e)           Security for Separation Payment.  To provide Employee with certainty that the amounts that may become payable in respect of the Separation Payment will be available at the time, if any, required to be paid under paragraph 5(b), as soon as practicable, but in no event later than 10 business days after execution of this Agreement, the Company shall establish a trust to which it will contribute cash in amount equal to the Separation Payment that would be expected to be paid to Employee in the event that Employee  experienced a termination described in paragraph 5(b) during 2010.  Any such trust shall be irrevocable as to amounts related to Employee’s potential Separation Payment without the consent of Employee, and shall not be subject to the claims of the creditors of the Company or any of its affiliates.  Employee agrees that he shall timely make an election under Section 83(b) of the Code to recognize income equal to the value of his contingent interest in the trust described in this paragraph 5(e) in accordance with the applicable requirements of that Section and the regulations promulgated thereunder.

(f)           Transfer.  For purposes of this Agreement, a transfer of employment from the Company to substantially equivalent employment with an affiliate of the Company shall not constitute a termination of employment.

6.           Special Retention Payment.  In the event that Employee is continuously employed by the Company from the date hereof through December 31, 2010 and employee is not entitled to a payment under paragraph 5(b) hereof, then as soon as practicable (but not later than 10 business days) after December 31, 2010, the Company shall cause the trust referenced in paragraph 5(e) to pay Employee an amount equal to the amount of taxes realized by Employee in respect of his making the election under Section 83(b) of the Code referred to in such paragraph 5(e).

7.           Nonpublic Information.

(a)           Acknowledgement of Access.  Employee hereby acknowledges that, in connection with Employee’s employment with the Company, Employee has received, and will continue to receive, various information regarding the Company and its business, operations and affairs.  All such information, to the extent not publicly available other than as a result of a disclosure by Employee in violation of this Agreement, is referred to herein as the “Nonpublic Information.”

(b)           Agreement to Keep Confidential.  Employee hereby agrees that, from and after the Effective Date and continuing until three (3) years following Employee’s Date of Termination, Employee will keep all Nonpublic Information confidential and will not, without the prior written consent of the Board or the President of the Company, disclose any Nonpublic Information in any manner whatsoever or use any Nonpublic Information other than in connection with the performance of Employee’s services to the Company; provided, however, that the provisions of this paragraph 7(b) shall not prevent Employee from

(1)                 Disclosing any Nonpublic Information to any other employee of the Company or to any representative or agent of the Company (such as an independent accountant, engineer, attorney or financial advisor) when such disclosure is reasonably necessary or appropriate (in Employee’s judgment) in connection with the performance by Employee of Employee’s duties and responsibilities,

(2)                 Disclosing any Nonpublic Information as required by applicable law, rule, regulation or legal process (but only after compliance with the provisions of subparagraph (c) of this paragraph),

(3)                 Disclosing any information about this Agreement and Employee’s other compensation arrangement to Employee’s spouse, financial advisors or attorneys, or to enforce any of Employee’s rights under this Agreement.

(c)           Commitment to Seek Protective Order.  If Employee is requested pursuant to, or required by, applicable law, rule, regulation or legal process to disclose any Nonpublic Information, Employee will notify Company promptly so that the Company may seek a protective order or other appropriate remedy or, in the Company’s sole discretion, waive compliance with the terms of this subparagraph, and Employee will fully cooperate in any attempt by the Company to obtain any such protective order or other remedy.  If no such protective order or other remedy is obtained, or the Company waives compliance with the terms of this paragraph, Employee will furnish or disclose only that portion of the Nonpublic Information as is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Nonpublic Information that is so disclosed.

8.           409A Compliance

(a)           It is expected that the amounts payable to Employee under this Agreement shall not be treated as deferred compensation subject to the provisions of Section 409A of the Code, by reason of qualifying for an exemption or exclusion therefrom, taking into account any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service.  Notwithstanding the foregoing, in the event that the parties determine that any such amount is deferred compensation subject to the provisions of such Section 409A of the Code, this Agreement, to the extent applicable, and any payment, distribution or other benefit hereunder determined to be so subject shall comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"),including, without limitation, the requirement that any such deferred compensation payable to a specified employee on account of separation from service must be subject to a delay on payment until the six month anniversary of  the date of such separation from service.

(b)           All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the time period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made not later than the last day of Employee's taxable year following the taxable year in which such expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

9.           Miscellaneous Provisions.

(a)           No Mitigation, No Offset.  Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by Employee as the result of employment by another employer after the Date of Termination. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or others whether by reason of the subsequent employment of Employee or otherwise.

(b)           Arbitration.  Except to the extent provided in paragraph 9(c), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration.  The arbitration shall be held in New York, New York and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity.  The arbitrator shall be acceptable to both the Company and Employee.  If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

(c)           Equitable Relief Available.  Employee acknowledges that remedies at law may be inadequate to protect the Company against any actual or threatened breach of the provisions of paragraph 7 by Employee.  Accordingly, without prejudice to any other rights or remedies otherwise available to the Company, Employee agrees that the Company shall have the right to equitable and injunctive relief to prevent any breach of the provisions of paragraph 7, as well as to such damages or other relief as may be available to the Company by reason of any such breach as does occur.

(d)           Indemnification.  During and after Employee’s employment, the Company shall indemnify Employee and hold Employee harmless from and against any claim, loss or cause of action arising from or out of Employee’s performance as an officer, director or employee of Company, the Company or any of their respective Subsidiaries or in any other capacity, including any fiduciary capacity, in which Employee serves at the request of the Company to the maximum extent permitted by applicable law and the Company’s Certificate of Incorporation and By-Laws (the “Governing Documents”), provided that in no event shall the protection afforded to the Employee hereunder be less than that afforded under the Governing Documents as in effect immediately prior to the Change in Control Date.

(e)           Breach Not a Defense.  The representations and covenants on the part of Employee contained in paragraph 7 shall be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company or any officer, director, stockholder or representative of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants on the part of Employee contained in paragraph 7.

(f)           Notices.  Any Notice of Termination or other communication called for by the terms of this Agreement shall be in writing and either delivered personally or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received at the following addresses (or at such other address for a party as shall be specified by like notice):

(1)           If to the Company, at 535 Madison Avenue, 19th Floor, New York, NY 10022;

(2)           If to Employee, the address of Employee set forth below Employee’s signature on the signature page of this Agreement.

(g)           Assignment.  Except pursuant to an assumption by a successor described in paragraph 8(h), the rights and obligations of the Company pursuant to this Agreement may not be assigned, in whole or in part, by the Company to any other person or entity without the express written consent of Employee.  The rights and obligations of Employee pursuant to this Agreement may not be assigned, in whole or in part, by Employee to any other person or entity without the express written consent of the Board.

(h)           Successors.  This Agreement shall be binding on, and shall inure to the benefit of, the Company, Employee and their respective successors, permitted assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable. Company shall require any successor (whether direct or indirect) to all or substantially all of the business or assets of Company (whether by purchase of securities, merger, consolidation, sale of assets or otherwise), to expressly assume and agree to perform the obligations to be performed by the Company under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(i)           Amendments and Waivers.  No provision of this Agreement may be amended or otherwise modified, and no right of any party to this Agreement may be waived, unless such amendment, modification or waiver is agreed to in a written instrument signed by Employee, Company and Company.  No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(j)           Complete Agreement.  This Agreement replaces and supersedes all prior agreements, if any, among the parties with respect to the payments to be made to Employee upon termination of employment following a Change in Control, and the provisions of this Agreement constitute the complete understanding and agreement among the parties with respect to the subject matter hereof.

(k)           Governing Law.  THIS AGREEMENT IS BEING MADE AND EXECUTED IN, AND IS INTENDED TO BE PERFORMED IN, THE STATE OF NEW YORK AND SHALL BE GOVERNED, CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.

(l)           Attorney Fees.  All legal fees and other costs incurred by Employee in connection with the resolution of any dispute or controversy under or in connection with this Agreement shall be reimbursed by the Company to Employee, on a quarterly basis, upon presentation of proof of such expenses, provided that if Employee asserts any claim in any contest and Employee shall not prevail, in whole or in part, as to at least one material issue as to the validity, enforceability or interpretation of any provision of this Agreement, Employee shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually.   The Company shall be responsible for, and shall pay, all legal fees and other costs incurred by the Company in connection with the resolution of any dispute or controversy under or in connection with this Agreement, regardless of whether such dispute or controversy is resolved in favor of the Company or Employee.

(m)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

(n)  Construction.  The captions of the paragraphs, subparagraphs and sections of this Agreement have been inserted as a matter of convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this Agreement.  Unless otherwise specified, references in this Agreement to a “paragraph,” “subparagraph”, “section,” “subsection,”  or “schedule” shall be considered to be references to the appropriate paragraph, subparagraph, section, subsection, or schedule, respectively, of this Agreement.  As used in this Agreement, the term “including” shall mean “including, but not limited to.”

(o)           Validity and Severability.  If any term or provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, (1) such term or provision shall be fully severable, (2) this Agreement shall be construed and enforced as if such term or provision had never comprised a part of this Agreement and (3) the remaining terms and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable term or provision, there shall be added automatically as a part of this Agreement, a term or provision as similar to such illegal, invalid or unenforceable term or provision as may be possible and be legal, valid and enforceable.

(p)           Survival.   Notwithstanding anything else in this Agreement to the contrary, paragraphs 7 and 9, and, to the extent that any of the Company’s obligations thereunder have not theretofore been satisfied, paragraph 5 of this Agreement shall survive the termination hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

HIGHBURY FINANCIAL INC.

By:  /s/ Richard S. Foote

Name:  Richard S. Foote
Title:    President and Chief Executive Officer

RICHARD S. FOOTE:

/s/ Richard S. Foote

Richard S. Foote

Address:

Berkshire Capital Securities LLC.
535 Madison Avenue, 19th Floor
New York, New York 10022

Schedule A

GENERAL RELEASE AGREEMENT*

NOTICE:  Various state and federal laws and regulations prohibit employment discrimination based on age, race, color, religion, sex, national origin, disability, citizenship, and membership or application for membership in a uniformed service.  These laws are enforced through the Equal Employment Opportunity Commission, U.S. Department of Labor and other federal and state agencies. You should thoroughly review and understand the effect of this General Release Agreement ("Release") before signing it, and you are advised to discuss this document with your attorney.  Therefore, please carefully consider this Release for at least five (5) days before signing it.  In accordance with the requirements of the Older Workers Benefit Protection Act ("OWBPA"), you are allowed at least twenty-one (21) days from the date of your receipt of this document to consider the offer made to you and to return an executed copy of this form to _____________________. Additionally, after you have executed this form, you have seven (7) days to reconsider and revoke your agreement.

GENERAL RELEASE:  In consideration of my acceptance of the payments and benefits offered to me under the Highbury Financial Inc. Severance Agreement previously executed by me (the "Agreement"), I hereby release and discharge Highbury Financial Inc. (the "Company") and its subsidiaries and affiliates, and the officers, directors, employees, agents, predecessors, successors, and assigns of such entities (collectively the "Released Parties") from any and all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I have or claim against them as a result of the termination of my employment, including but not limited to claims arising under federal, state, or local laws prohibiting employment discrimination, including the Age Discrimination in Employment Act ("ADEA"), or claims growing out of any legal restrictions, contractual or otherwise, on the Company's right to terminate the employment of its employees, and I do hereby agree not to file a lawsuit to assert such claims. I further acknowledge and agree that by accepting the benefits stated in the Agreement, I have given up my right to file any complaint, lawsuit, or other legal action against any of the Released Parties growing out of, connected with, or relating in any way to my employment or the termination of my employment with any of the Released Parties, except my right under the OWBPA to challenge the validity of this Release with respect to claims of age discrimination.  Further in consideration of the payments and benefits offered to me in the Agreement, I acknowledge and agree that the Released Parties may recover from me any loss, including attorney's fees and costs of defending against any such claim, that they may suffer arising out of my breach of this Release.  I acknowledge that if  I do file suit to challenge the validity of this Release under the OWBPA and I am unsuccessful, I will not be able to pursue an age discrimination claim and a court may allow the Released Parties to recover from me any loss, including attorney's fees and costs, that they may suffer in defending against my claim that this Release is invalid for age discrimination claims.  I further acknowledge and agree that if I am successful in invalidating this Release for age discrimination claims, then any damages I may recover for those claims will be offset by any payments made to me under the Agreement.

I understand that this Release is final and binding, and I agree not to challenge its enforceability other than as permitted under the OWBPA. If I do challenge the enforceability of this Release for claims other than claims of age discrimination, I agree initially to tender to the Company all money received pursuant to the Agreement, and invite the Company to retain such money and agree with me to cancel this Release.  In the event the Company accepts this offer, the Company shall retain such money and this Release will be void.  In the event the Company does not accept such offer, the Company shall so notify me, and shall place such money in an interest-bearing escrow account pending the resolution of any dispute as to whether this Release shall be set aside and/or otherwise be rendered unenforceable.

I acknowledge and agree that the Company has no legal obligation to provide the payments and/or benefits offered to me in the Agreement, and my acceptance of the obligations and attendant additional compensation as described herein and in the Agreement constitutes my agreement to all terms and conditions set forth in this Release, and is in consideration of the promises and undertakings of the Company and/or the Released Parties pursuant to the Agreement.

I acknowledge and agree that, except to the extent otherwise provided in the Agreement or prohibited by law (for example by the OWBPA with respect to claims of age discrimination), this Release constitutes a waiver of all claims, known or unknown, present or future, that I have or may have against the Released Parties arising out of the termination of my employment.

I have carefully read and fully understand all of the provisions of this Release.  I further acknowledge that entering into this General Release Agreement is knowing and voluntary on my part, that I have had a reasonable time to deliberate regarding its terms, and that I have had the right to consult with an attorney if I so desired.

Date signed:

Date signed:
Witness

*Note:  As stated in your Agreement, this document is intended to be a representation only of the form and substance of the Release  you will be required to execute in return for the payments and benefits described in your Agreement.  Federal and state laws may require modifications to the terms of your Release depending on the specific circumstances surrounding your termination from employment.